EXHIBIT 10.1
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”), by and between GrafTech International Holdings Inc., a Delaware corporation, with its principal place of business located at 982 Keynote Circle, Brooklyn Heights, OH 44131 (the “Company”), and Marcel Kessler (“Executive”), is dated as of the 13th day of June, 2023 (the “Amendment Effective Date”).
The Company and Executive currently are parties to an Employment Agreement, dated as of June 27, 2022 (the “Prior Agreement”), that was effective as of July 1, 2022 (the “Effective Date”). The Company and Executive desire to modify certain terms of the Prior Agreement, effective as of the Amendment Effective Date, in the form of this Agreement, which amends and restates the Prior Agreement. This Agreement supersedes and completely replaces the Prior Agreement as of the Amendment Effective Date.
In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive hereby agree as follows:
1.Employment Period. This Agreement shall become effective as of the Amendment Effective Date. Except as otherwise provided in Section 3 of this Agreement, the Company hereby agrees to employ Executive, and Executive hereby agrees to be employed by the Company, on an at-will basis on the terms and conditions set-forth herein for the period commencing on the Effective Date and ending on Executive’s Date of Termination (as defined in Section 3(e)) (such period, the “Employment Period”).
2.Terms of Employment.
(a)Position and Duties. (i) During the Employment Period, Executive shall (A) serve as Chief Executive Officer and President of GrafTech International Ltd. (“GrafTech”) with such duties and responsibilities as are customarily commensurate with or incident to such position for an entity similar in size to, and in a business similar to that of, GrafTech and its subsidiaries, (B) report to the GrafTech Board of Directors (the “Board”), and (C) perform Executive’s services primarily at 982 Keynote Circle, Brooklyn Heights, Ohio 44131 (“Brooklyn Heights, Ohio”) (subject to reasonable travel requirements commensurate with Executive’s position and a reasonable amount of time to allow for Executive to relocate Executive’s principal place of employment to Brooklyn Heights, Ohio, with it being understood that Executive will initially commence his employment and perform Executive’s services for a reasonable period of time at the Company's branch in Bussigny, Switzerland (such period of time, the “Switzerland Service Period”)). The Company shall use its reasonable best efforts to cause GrafTech to appoint Executive as a member of the Board as of the Effective Date, and will use its reasonable best efforts to have him nominated to the Board throughout the Employment Period while Executive is employed by the Company.
(i)Extent of Service. During the Employment Period, and excluding any periods of vacation and sick leave to which Executive is entitled, Executive agrees to devote Executive’s full business time and attention to the business and affairs of GrafTech and its subsidiaries. During the Employment Period, it will not be a violation of this Agreement for Executive to (A) serve on no more than one charitable board or committee, (B) deliver lectures or fulfill speaking engagements and (C) manage personal investments, so long as such activities described in clauses (A), (B) and (C) do not significantly interfere with the performance of

Executive’s responsibilities as an employee of the Company in accordance with this Agreement. Except as otherwise provided in this subsection (ii), Executive shall not during the Employment Period serve as a director of another corporation, provided that Executive shall be permitted to continue serving as a member of the board of directors of Pason Systems Inc.
(ii)Understanding Between the Parties. Executive and the Company agree and acknowledge that Executive’s employment as described in this Agreement, and for the consideration and promises set forth herein, is being made substantially consistent with the existing executive compensation program that is in effect at GrafTech, and that the executive compensation program described herein is under review by the Human Resources and Compensation Committee of the Board (the “Compensation Committee”) with adjustments expected to be made as appropriate for 2024 (including based on the Committee’s review of reasonable comparative compensation information), but in no event will the executive compensation program described in this Agreement be reduced without the written consent of Executive, unless such reduction is part of an across-the-board reduction involving substantially similar proportions applicable to all similarly situated executive officers of GrafTech and its subsidiaries for one or more calendar years.
(b)Compensation. (i) Base Salary. During the Employment Period, Executive shall receive base salary at the annual rate (“Annual Base Salary”) of $780,000 (USD) paid in accordance with the normal payroll practices of the Company as may be in effect from time to time, which Annual Base Salary shall be reviewed for increase at least annually by the Compensation Committee.
(i)Annual Cash Incentive Award. Executive shall be eligible, for each fiscal year of the Company or portion of a fiscal year ending during the Employment Period, for an annual incentive award in cash (the “Annual Incentive”) under the GrafTech International Ltd. Short-Term Incentive Plan (or any applicable successor plan or program, the “GrafTech STIP”), with a target Annual Incentive opportunity equal to 100% of Annual Base Salary (“Target Annual Incentive”) and a maximum Annual Incentive opportunity of 200% of the Target Annual Incentive. For each such fiscal year or portion of a fiscal year, the Board (or an applicable committee of the Board) will establish the performance metrics and their relative weighting to be used in, and any specific performance goals applicable to, the determination of the Annual Incentive for Executive for such period. Notwithstanding anything in this Agreement to the contrary, each Annual Incentive shall be on the terms and subject to such conditions as are specified in the GrafTech STIP. Any Annual Incentive earned with respect to a particular year will be paid at the same time annual cash incentives are paid to other similarly situated GrafTech executive officers for such calendar year, but in no event later than March 31st of the following calendar year. Any Annual Incentive earned with respect to a portion of a fiscal year during the Employment Period will be prorated in accordance with the provisions of the GrafTech STIP.
(ii)[REMOVED]
(iii)Annual Equity Awards. During the Employment Period and subject to approval by the Compensation Committee, Executive shall be eligible to participate in annual long-term equity compensation awards provided by GrafTech under its then-applicable equity compensation plan(s), as they may be in effect from time to time for participation by similarly situated GrafTech executive officers, generally as reasonably determined by the Compensation Committee, with such participation occurring in accordance with the approval of the Compensation Committee and the applicable award agreements and equity compensation plans under which such awards will be granted, as in effect from time to time.
(iv)Relocation Expenses. During the Employment Period, the Company shall reimburse Executive for all reasonable relocation-related expenses incurred by Executive in connection with Executive’s relocation (including his family) to the Cleveland, Ohio area; provided, that such relocation has occurred by no later than March 31, 2024 (or such later date as required by law or to accommodate administrative or other delays in the immigration process that are outside of the parties’ control) and provided further, that the aggregate amount of such reimbursement shall not exceed $100,000. Executive shall provide the Company with appropriate documentation relating to any such expense incurred by Executive within thirty (30) days after incurring such expense, and the Company will provide such reimbursement within thirty (30) days after Executive submits such documentation. If Executive voluntarily terminates Executive’s employment with the Company without Good Reason and within two years of the Effective Date, Executive will repay the Company for any and all of such relocation reimbursement payments actually made to Executive under this Agreement.
(v)Perquisites. During the Employment Period, the Company shall provide Executive with an automobile allowance, as well as reimbursement for reasonable financial and tax counseling services; provided that the sum total amount of the automobile allowance and reimbursement for reasonable financial and tax counsel services shall not exceed $25,000 per year. In addition, for each calendar year during the Switzerland Service Period, the Company shall provide Executive with an annual housing allowance in an aggregate amount equal to CHF 50,000 (net of all applicable social security contributions and withholding taxes), which amount will be payable to Executive in cash in substantially equal installments in accordance with the Company’s normal payroll practices.

(vi)Tax Equalization.
(A) During the Switzerland Service Period, Executive will be responsible for payment of U.S. Federal, state and local income taxes as if Executive were working in the United States and Executive will also be subject to Swiss income taxes on the income Executive earns while working in Switzerland. Executive is thereby expected to comply with all tax laws of both jurisdictions and will receive tax support from a Company-appointed tax provider for the duration of the Switzerland Service Period, which may extend beyond such period to help support trailing compliance requirements that may exist in the United States, Switzerland or any other jurisdiction. Furthermore, in order to eliminate tax inequities as a result of working in Switzerland, the Company will provide tax equalization to Executive. Consequently, a tax reconciliation will be prepared alongside Executive’s income tax returns to determine if the Company and Executive each paid the accurate amount of tax for the applicable tax year and to ensure that Executive pays approximately the same income and social security taxes that Executive would have paid had Executive not been subject to taxation in Switzerland.
(B)    Notwithstanding clause (A) above, if, at any time during the Switzerland Service Period, Executive shall, as a result of foreign tax requirements, have an aggregate personal tax liability for a particular calendar year tax year with respect to any payments or benefits made under this Agreement (the “Annual Aggregate Tax Liability”) that exceeds 50% of the sum of (I) Executive’s Annual Base Salary and (II) any Annual Incentive payment made pursuant to Section 2(b)(ii) of this Agreement for such tax year (the “50% Sum”), Executive shall be reimbursed by or on behalf of the Company for an amount in cash equal to the difference between (x) the Annual Aggregate Tax Liability for such tax year minus (y) the 50% Sum for such tax year (such amount in cash, the “Tax Reimbursement Payment”). The Tax Reimbursement Payment shall be determined substantially in accordance with the methodology set forth or described on Exhibit A attached hereto. Following the Company’s receipt of Executive’s accounting of the Annual Aggregate Tax Liability for any and all applicable calendar year tax years, the Tax Reimbursement Payment related to any Annual Aggregate Tax Liability for each applicable tax year (less any applicable withholding) shall be paid to Executive in a lump sum in calendar year 2025. For the avoidance of doubt, the Company’s obligation to pay the Tax Reimbursement Payment shall survive any termination of Executive’s employment and/or termination of this Agreement.
(vii)Employee Benefits.
(A)    During the Switzerland Service Period. During the Switzerland Service Period and provided the Executive is subject to the Swiss social security regime, the Company will bear the statutory employer’s share of social security contributions. The Company will also fund the employer’s share of contributions to an adequate occupational pension plan to the extent required. The statutory employee’s share of social security contributions (including contributions to an occupational pension plan) will be borne by Executive (i.e., deducted from his gross remuneration). As long as Executive is subject to the Swiss social security regime and the Company qualifies as a non-contributory employer under Swiss social security law, the Company will, at its expense, engage a third-party payroll provider to administer Swiss social security (or otherwise reasonably provide for such administration).
(B)    Other than During the Switzerland Service Period. To the extent permitted by the other employee benefit plans, programs, and policies in effect from time to time in which other similarly situated GrafTech executive officers participate (the “Benefit Plans”), during the Employment Period, Executive shall in general be eligible to participate in such (or comparable) Benefit Plans.
(viii)Vacation. During the Employment Period, Executive shall be entitled to four (4) weeks of paid vacation during each calendar year. Executive shall also be entitled to public holidays applicable to Bussigny, Switzerland (during the Switzerland Service Period) or the United States (other than during the Switzerland Service Period) (as the case may be), plus two additional employee option days per calendar year upon completion of six months of employment with the Company.
(ix)Expenses. During the Employment Period, Executive shall be entitled to receive prompt reimbursement for all actual, reasonable and documented expenses incurred by Executive in accordance with the performance of Executive’s duties under this Agreement and in accordance with the Company’s business expense reimbursement policy.
(x)Currency. During the Switzerland Service Period, the Company may pay the Annual Base Salary and other monetary compensation as required pursuant to the terms of this Agreement in the form of Swiss francs (CHF) at the exchange rate prevailing at the time payment is made.
3.Termination of Employment. (a) Death or Disability. Executive’s employment shall terminate automatically if Executive dies during the Employment Period. If the Company determines in good faith that the Disability (as defined herein) of Executive has occurred during the Employment Period (pursuant to the definition of “Disability” set forth below), it may give to Executive written notice of its intention to terminate Executive’s employment. In such event, Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by Executive (the “Disability Effective Date”), provided that, within the 30 days after such receipt, Executive shall not have returned to full-time performance of Executive’s duties. “Disability” means the absence of Executive from Executive’s duties with the Company on a full-time basis for 90 consecutive business days, or 90 business days during any period of 120 consecutive business days, as a result of incapacity due to mental or physical illness that is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to Executive or Executive’s legal representative (such agreement as to acceptability not to be unreasonably withheld).

(a)By the Company. The Company may terminate Executive’s employment during the Employment Period for any, or no reason, with or without Cause. For purposes of this Agreement, “Cause” will be deemed to exist upon:
(i)gross negligence or willful failure by Executive to perform Executive’s duties and responsibilities to GrafTech or any subsidiary after written notice thereof specifying in reasonable detail the grounds for Cause hereunder as determined by the Board, and Executive’s failure to remedy such failure within thirty (30) days of such notice;
(ii)commission of any act of fraud, embezzlement, dishonesty or any other willful misconduct by Executive, at Executive’s direction, or with Executive’s prior personal knowledge that has caused or is reasonably expected to cause injury to the GrafTech or any subsidiary;
(iii)Executive’s conviction of, or pleading guilty or nolo contendere to, (A) a felony or (B) a crime that has, or could reasonably be expected to result in, an adverse impact on the performance of Executive’s duties and responsibilities to GrafTech or any subsidiary, or otherwise has, or could reasonably be expected to result in, an adverse impact on the business, business reputation or business relationships of GrafTech or any subsidiary;
(iv)material unauthorized use or disclosure by Executive of any confidential information of GrafTech or any subsidiary or any other party to whom Executive owes an obligation of nonuse and nondisclosure as a result of Executive’s relationship with GrafTech or any subsidiary unless otherwise permitted;
(v)breach by Executive of any of Executive’s material obligations under any written agreement with GrafTech or any subsidiary or of GrafTech or any subsidiary’s code of conduct, code of ethics or any other material written policy or of a fiduciary duty or responsibility to GrafTech or any subsidiary after written notice thereof specifying in reasonable detail the grounds for Cause hereunder as determined by the Board, and Executive’s failure to remedy such breach within thirty (30) days of such notice;
(vi)Executive’s misappropriation of the assets or business opportunities of GrafTech or any subsidiary; or
(vii)any material breach by Executive of this Agreement.
The cessation of employment of Executive shall not be deemed to be for Cause unless and until there shall have been delivered to Executive a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board (excluding Executive, if Executive is a member of the Board) at a meeting of the Board called and held for such purpose (after reasonable notice is provided to Executive and Executive is given an opportunity, together with counsel for Executive, to be heard before the Board), finding that, in the good faith opinion of the Board, Executive has engaged in the conduct described in Section 3(b), and specifying the particulars thereof in detail.
(b)By Executive. Executive’s employment may be terminated during the Employment Period by Executive for Good Reason or by Executive without Good Reason. For purposes of this Agreement, “Good Reason” shall mean, in the absence of the prior written consent of Executive (and at a time when Cause does not exist):

(i)GrafTech or any subsidiary materially diminishes Executive’s Annual Base Salary or Target Annual Incentive (provided, however, that any reduction in Annual Base Salary or Target Annual Incentive of 30% or less that is part of an across-the-board reduction involving substantially similar proportions applicable to all similarly situated employees of the Company and other GrafTech executive officers will not (by itself) be deemed to constitute a “Good Reason” event hereunder);
(ii)GrafTech or any subsidiary materially diminishes Executive’s job title and/or the nature and/or scope of Executive’s job responsibilities and duties;
(iii)GrafTech or any subsidiary relocates Executive’s principal place of business with GrafTech to a location more than fifty (50) miles from the immediately preceding location or Brooklyn Heights, Ohio (excluding travel in the ordinary course of business), unless either GrafTech or any subsidiary maintains or provides a reasonable alternate business location within fifty (50) miles of such immediately preceding location or Brooklyn Heights, Ohio that includes a reasonably suitable office for Executive to continue to perform Executive’s duties, or the Board permits Executive to perform Executive’s duties from a home office; or
(iv)any other material breach by the Company of this Agreement;
provided, however, that Executive’s termination of employment shall not be deemed to be for Good Reason unless (A) Executive has notified the Company in writing describing the occurrence of one or more Good Reason events within 90 days of such occurrence, (B) the Company fails to cure such Good Reason event within 30 days after its receipt of such written notice and (C) the termination of employment occurs within 150 days after the occurrence of the applicable Good Reason event.
(c)Resignation. Upon any termination of Executive’s employment with the Company for any reason, Executive agrees to resign, as of the date of such termination and to the extent applicable, from the Board (and any committees thereof) and as an officer and as a member of the board of directors (or any similar position, and from any committees thereof) of any of GrafTech’s subsidiaries.
(d)Date of Termination. “Date of Termination” means (i) if Executive’s employment is terminated by the Company for Cause, the date of the Board resolution described in Section 3(b) of this Agreement or any other date specified in such resolution, (ii) if Executive’s employment is terminated by the Company other than for Cause or Disability, the date on which the Company notifies Executive of such termination, (iii) if Executive resigns without Good Reason, the date on which Executive notifies the Company of such termination, (iv) if Executive terminates employment for Good Reason, the date on which the termination of Executive’s employment occurs in accordance with Section 3(c) of this Agreement, and (v) if Executive’s employment is terminated by reason of death or Disability, the date of Executive’s death or the Disability Effective Date, as the case may be. Notwithstanding the foregoing, (A) if required to comply with minimum (not default) notice period requirements under applicable law, the Date of Termination, in any of the instances described in clauses (i) through (v) in the prior sentence, shall be such date required by such applicable law, it being understood that employment may terminate on any day of a month (not only on the last day of a month) and (B) in no event shall the Date of Termination occur until Executive experiences a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the date on which such separation from service takes place shall be the “Date of Termination.”
4.Obligations of the Company upon Termination.

(a)By Executive for Good Reason or by the Company other than for Cause, Death or Disability. If, during the Employment Period, the Company terminates Executive’s employment without Cause (other than due to death or Disability) or Executive terminates employment for Good Reason:
(i)The Company shall pay to Executive, in a lump sum in cash within 30 days after the Date of Termination (or earlier, if required by applicable law), the aggregate of the following amounts: the sum of (A) Executive’s Annual Base Salary through the Date of Termination to the extent not theretofore paid, plus (B) Executive’s business expenses that are reimbursable pursuant to Section 2(b)(x) of this Agreement but have not been reimbursed by the Company as of the Date of Termination (the sum of the amounts described in subclauses (A), and (B), the “Accrued Obligations”);
(ii)Subject to Section 11(b), on the 61st day after the Date of Termination, the Company shall, subject to Section 4(d), pay to Executive a lump sum cash amount equal to the product obtained by multiplying (A) one and a half times (B) the sum of (1) Executive’s Annual Base Salary (without regard to any reduction thereto) plus (2) Executive’s Target Annual Incentive (without regard to any reduction thereto); and
(iii)To the extent not theretofore paid or provided, the Company shall timely pay or provide to Executive any Other Benefits (as defined in Section 5) in accordance with the terms of the underlying plans or agreements.
Other than as set forth in this Section 4(a), in the event of a termination of Executive’s employment by the Company without Cause (other than due to death or Disability) or by Executive for Good Reason, the Company shall have no further obligation to Executive under this Agreement.

(b)Death or Disability. If Executive’s employment is terminated by reason of Executive’s death or Disability during the Employment Period, the Company shall provide Executive or, in the event of death, Executive’s estate or beneficiaries, with the Accrued Obligations and the timely payment or delivery of the Other Benefits in accordance with the terms of the underlying plans or agreements, and shall have no further obligations under this Agreement. The Accrued Obligations shall be paid to Executive or, in the event of death, Executive’s estate or beneficiaries, in a lump sum in cash within 30 days of the applicable Date of Termination.
(c)Cause; Other than for Good Reason. If Executive’s employment is terminated for Cause during the Employment Period, the Company shall provide Executive with Executive’s Annual Base Salary through the Date of Termination, and the timely payment or delivery of the Other Benefits in accordance with the terms of the underlying plans or agreements, and shall have no further obligations under this Agreement. If Executive voluntarily terminates employment other than for Good Reason during the Employment Period, the Company shall provide to Executive the Accrued Obligations and the timely payment or delivery of the Other Benefits in accordance with the terms of the underlying plans or agreements, and shall have no further obligations under this Agreement. In such case, all the Accrued Obligations shall be paid to Executive in a lump sum in cash within 30 days of the Date of Termination.
(d)Release. Notwithstanding anything herein to the contrary, the Company shall not be obligated to make any payment under Sections 4(a)(ii)-(iii) of this Agreement unless (i) prior to the 60th day following the Date of Termination, or if such Date of Termination occurs during the Switzerland Service Period, between the first day after the completion of one full month following the Date of Termination and the 60th day following the Date of Termination, Executive executes a release of claims in favor of GrafTech and its affiliates in a form provided by the Company (the “Release”), and (ii) any applicable revocation period has expired during such 60-day period without Executive revoking such Release.
5.Non-Exclusivity of Rights. Amounts that Executive is otherwise entitled to receive under any plan, policy, practice or program of or any other contract or agreement with GrafTech or its subsidiaries at or subsequent to the Date of Termination (“Other Benefits”) shall be payable in accordance with such plan, policy, practice or program or contract or agreement, except as explicitly modified by this Agreement. Notwithstanding the foregoing, Executive shall not be eligible to participate in any other severance plan, program or policy of GrafTech or its subsidiaries.
6.Set-off; No Mitigation. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall be subject to set-off, counterclaim, recoupment, defense, or other claim, right or action that the Company may have against Executive to the extent such set-off or other action does not violate Section 409A of the Code. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement.
7.Limitations on Payments Under Certain Circumstances. Notwithstanding any provision of any other plan, program, arrangement or agreement to the contrary, in the event that it shall be determined that any payment or benefit to be provided by the Company to Executive pursuant to the terms of this Agreement or any other payments or benefits received or to be received by Executive (a “Payment”) in connection with or as a result of any event which is deemed by the U.S. Internal Revenue Service or any other taxing authority to constitute a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company and subject to the tax (the “Excise Tax”) imposed by Section 4999 (or any successor section) of the Code, the Payments, whether under this Agreement or otherwise, shall be reduced so that the Payment, in the aggregate, is reduced to the greatest amount that could be paid to Executive without giving rise to any Excise Tax; provided that in the event that Executive would be placed in a better after-tax position after receiving all Payments and not having any reduction of Payments as provided hereunder, Executive shall, notwithstanding the provisions of any other plan, program, arrangement or agreement to the contrary, receive all Payments and pay any applicable Excise Tax. All determinations under this Section 7 shall be made by a nationally recognized accounting firm selected by the Company (the “Accounting Firm”). Without limiting the generality of the foregoing, any determination by the Accounting Firm under this Section 7 shall take into account the value of any reasonable compensation for services to be rendered by Executive (or for holding oneself out as available to perform services and refraining from performing services (such as under a covenant not to compete)). If the Payments are to be reduced pursuant to this Section 7, the Payments shall be reduced in the following order: (a) Payments which do not constitute “nonqualified deferred compensation” subject to Section 409A of the Code shall be reduced first; and (b) all other Payments shall then be reduced, in each case as follows: (i) cash payments shall be reduced before non-cash payments and (ii) payments to be made on a later payment date shall be reduced before payments to be made on an earlier payment date.
8.Restrictive Covenants.
(a)Acknowledgements and Agreements. Executive hereby acknowledges and agrees that in the performance of Executive’s duties to the Company during the Employment Period, Executive shall be brought into frequent contact with existing and potential customers of the Company throughout the world. Executive also agrees that trade secrets and confidential information of the Company, more fully described in Section 8(i) gained by Executive during Executive’s association with the Company, have been developed by the Company through substantial expenditures of time, effort and money and constitute valuable and unique property of the Company. Executive further understands and agrees that the foregoing makes it necessary for the protection of the Company’s business that Executive not compete with the Company during Executive’s employment with the Company and not compete with the Company for a reasonable period thereafter, as further provided in the following sections.
(b)Competitive Activity During Employment. Executive will not compete with the Company anywhere within the United States during Executive’s employment with the Company, including, without limitation:
(i)entering into or engaging in any business which competes with the Company’s Business;
(ii)soliciting customers, business, patronage or orders for, or selling, any products or services in competition with, or for any business that competes with, the Company’s Business;
(iii)diverting, enticing or otherwise taking away any customers, business, patronage or orders of the Company or attempting to do so; or
(iv)promoting or assisting, financially or otherwise, any person, firm, association, partnership, corporation or other entity engaged in any business which competes with the Company’s Business.
(c)Following Termination. For a period of one year following Executive’s termination of employment with the Company, Executive will not:
(i) enter into or engage in any business which competes with the Company’s Business within the Restricted Territory (as hereinafter defined);
(ii)solicit customers, business, patronage or orders for, or sell, any products or services in competition with, or for any business, wherever located, that competes with, the Company’s Business within the Restricted Territory;
(iii) divert, entice or otherwise take away any customers, business, patronage or orders of the Company within the Restricted Territory, or attempt to do so; or
(iv) promote or assist, financially or otherwise, any person, firm, association, partnership, corporation or other entity engaged in any business which competes with the Company’s Business within the Restricted Territory.

For the purposes of Sections 8(a) and (b) above, inclusive, but without limitation thereof, Executive will be in violation thereof if Executive engages in any or all of the activities set forth therein directly as an individual on Executive’s own account, or indirectly as a partner, joint venturer, employee, agent, salesperson, consultant, officer and/or director of any firm, association, partnership, corporation or other entity, or as a stockholder of any corporation in which Executive or Executive’s spouse, child or parent owns, directly or indirectly, individually or in the aggregate, more than 5% of the outstanding stock.
(d)The “Company.” For the purposes of this Section 8, the “Company” shall include GrafTech and any and all direct and indirect subsidiaries of GrafTech at the time of termination of Executive’s employment and at any time during the two-year period prior to such termination.

(e)The Company’s “Business.” For the purposes of this Section 8, the Company’s Business is defined to be (i) the manufacturing of high-quality graphite electrode products essential to the production of electric arc furnace steel and other ferrous and non-ferrous metals, (ii) the manufacturing, processing and sale of petroleum and pitch needle coke to third parties and (iii) the offering of an artificial intelligence solution for electric arc furnace optimization, as further described in any and all manufacturing, marketing and sales manuals and materials of GrafTech and its subsidiaries as the same may be altered, amended, supplemented or otherwise changed from time to time, or of any other products or services substantially similar to or readily substitutable for any such described products and services.
(f)“Restricted Territory.” For the purposes of Section 8, the Restricted Territory shall be defined as and limited to:
(i)the geographic area(s) within a 100 mile radius of any and all of the Company’s location(s) in, to, or for which Executive worked, to which Executive was assigned or had any responsibility (either direct or supervisory) at the time of termination of Executive’s employment and at any time during the two-year period prior to such termination; and
(ii)all of the specific customer accounts, whether within or outside of the geographic area described in (i) above, with which Executive had any contact or for which Executive had any responsibility (either direct or supervisory) at the time of termination of Executive’s employment and at any time during the two-year period prior to such termination.
(g)Extension. If it shall be judicially determined that Executive has violated any of Executive’s obligations under Section 8(b), then the period applicable to each obligation that Executive shall have been determined to have violated shall automatically be extended by a period of time equal in length to the period during which such violation(s) occurred.
(h)Non-Solicitation. For a period of one year following Executive’s termination of employment with the Company, Executive shall not, directly or indirectly, at any time solicit or induce or attempt to solicit or induce any employee(s), sales representative(s), agent(s) or consultant(s) of the Company and/or of its parents, or its other subsidiaries or affiliated or related companies to terminate their employment, representation or other association with the Company and/or its parent or its other subsidiary or affiliated or related companies.
(i)Further Covenants. (i) Executive shall not, directly or indirectly, at any time during or after Executive’s employment with the Company, disclose, furnish, disseminate, make available or, except in the course of performing Executive’s duties of employment, use any trade secrets or confidential business and technical information of GrafTech and its subsidiaries (or their customers or vendors), including without limitation as to when or how Executive may have acquired such information. Such confidential information shall include, without limitation, GrafTech and its subsidiaries’ unique selling, manufacturing and servicing methods and business techniques, training, service and business manuals, promotional materials, training courses and other training and instructional materials, vendor and product information, customer and prospective customer lists, other customer and prospective customer information and other business information. Executive specifically acknowledges that all such confidential information, whether reduced to writing, maintained on any form of electronic media, or maintained in Executive’s mind or memory and whether compiled by GrafTech and its subsidiaries, and/or Executive, derives independent economic value from not being readily known to or ascertainable by proper means by others who can obtain economic value from its disclosure or use, that reasonable efforts have been made by GrafTech and its subsidiaries to maintain the secrecy of such information, that such information is the sole property of GrafTech and/or its subsidiaries and that any retention and use of such information by Executive during Executive’s employment with the Company (except in the course of performing Executive’s duties and obligations to the Company) or after the termination of Executive’s employment shall constitute a misappropriation of GrafTech and its subsidiaries’ trade secrets. Upon termination of Executive’s employment with the Company, for any reason, Executive shall return to the Company, in good condition, all property of GrafTech and its subsidiaries, including without limitation, the originals and all copies of any materials which contain, reflect, summarize, describe, analyze or refer or relate to any items of information listed in this Section 8(h).
(ii)    The U.S. Defend Trade Secrets Act of 2016 (“DTSA”) provides that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (A) is made in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, the DTSA provides that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.
(j)Discoveries and Inventions. Executive shall assign to GrafTech and its subsidiaries, or their successors, assigns or nominees, all of Executive’s rights to any discoveries, inventions and improvements, whether patentable or not, made, conceived or suggested, either solely or jointly with others, by Executive while in the Company’s employ, whether in the course of Executive’s employment with the use of GrafTech and its subsidiaries’ time, material or facilities or that is in any way within or related to the existing or demonstrably anticipated scope of GrafTech’s business. Any discovery, invention or improvement relating to any subject matter with which GrafTech and its subsidiaries were concerned during Executive’s employment and made, conceived or suggested by Executive, either solely or jointly with others, within one year following termination of Executive’s employment under this Agreement or any successor agreements shall be irrebuttably presumed to have been so made, conceived or suggested in the course of such employment with the use of GrafTech and its subsidiaries’ time, materials or facilities. Upon request by the Company with respect to any such discoveries, inventions or improvements, Executive will execute and deliver to the Company, at any time during or after Executive’s employment, all appropriate documents for use in applying for, obtaining and maintaining such domestic and foreign patents as the Company may desire, and all proper assignments therefor, when so requested, at the expense of the Company, but without further or additional consideration.
(k)Work Made For Hire. Executive acknowledges that, to the extent permitted by law, all work papers, reports, documentation, drawings, photographs, negatives, tapes and masters therefor, prototypes and other materials (hereinafter, “items”), including without limitation, any and all such items generated and maintained on any form of electronic media, generated by Executive during Executive’s employment with the Company shall be considered a “work made for hire” and that ownership of any and all copyrights in any and all such items shall belong to the Company.
(l)Non-Disparagement.

(i)Throughout Executive’s employment with the Company and for one year thereafter, outside the ordinary course of business on behalf of GrafTech and its subsidiaries, Executive will not make or issue, or procure any person, firm, or entity to make or issue, any statement in any form, including written, oral and electronic communications of any kind, which conveys negative or adverse information concerning the Company or its subsidiaries or affiliates, or any of their legal predecessors, successors, assigns, parents, subsidiaries, divisions or other affiliates, or any of the foregoing’s respective past, present or future directors, officers, employees or representatives (collectively, the “Non-Disparagement Parties”), or any Non-Disparagement Party’s business, or its actions, to any person or entity, regardless of the truth or falsity of such statement.
(ii)Throughout Executive’s employment with the Company and for one year thereafter, the Company will reasonably direct the executive officers and directors of GrafTech and its subsidiaries not to make or issue, or procure any person, firm, or entity to make or issue, any statement in any form, including written, oral and electronic communications of any kind, which conveys negative or adverse information concerning Executive or any of Executive’s legal successors, assigns, or other affiliates, or any of the foregoing’s respective past, present or future directors, officers, employees or representatives (collectively, the “Executive Non-Disparagement Parties”), or any Executive Non-Disparagement Party’s business, or its actions, to any person or entity, regardless of the truth or falsity of such statement.
(iii)This Section 8(l) does not apply to truthful testimony or disclosure compelled or required by applicable law or legal process. Notwithstanding anything in this Agreement to the contrary, nothing prevents Executive from providing, without prior notice to GrafTech, information to governmental authorities regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities regarding possible legal violations (including engaging in any activities protected under the whistleblower statutes administered by any government agency (e.g., EEOC, NLRB, SEC, etc.)). GrafTech nonetheless asserts and does not waive its attorney-client privilege over any information appropriately protected by privilege.
(m)Remedies.
(i)    If Executive’s employment ends while he is still based in Switzerland (i.e., prior to Executive’s relocation to the United States), the following shall apply: if Executive breaches the terms of any post-employment restrictive covenants contained in this Agreement or to which Executive is otherwise subject, then Executive will pay to the Company an amount equal in value to 50% of Executive’s Annual Base Salary (based on such Annual Base Salary last provided to Executive under this Agreement). Payment of the monetary penalty will not relieve Executive from the post-employment restrictive covenants. The parties acknowledge and agree that any breach by Executive of the terms of this Agreement may cause the Company and its affiliates irreparable harm and injury for which money damages alone would be inadequate. Accordingly, GrafTech and its subsidiaries, in addition to the monetary penalty and any other remedies available at law or equity, shall be entitled to seek injunctive relief in any court of competent jurisdiction. The parties agree that such monetary penalty shall be paid and such injunctive relief shall be granted without the necessity of proving actual damages.
(ii)    If Executive’s employment ends after Executive’s relocation to the United States, the following shall apply: the parties acknowledge and agree that any breach by Executive of the terms of this Agreement may cause the Company and its affiliates irreparable harm and injury for which money damages would be inadequate. Accordingly, GrafTech and its subsidiaries, in addition to any other remedies available at law or equity, shall be entitled to seek injunctive relief in any court of competent jurisdiction. The parties agree that such injunctive relief may be granted without the necessity of proving actual damages.
(iii)    Nothing in this Agreement shall limit GrafTech and its subsidiaries’ remedies under state or federal law or elsewhere.
(n)Reasonableness. Executive acknowledges that Executive’s obligations under this Section 8 are reasonable in the context of the nature of the Company’s Business and the competitive injuries likely to be sustained by GrafTech and its subsidiaries if Executive were to violate such obligations. Executive further acknowledges that this Agreement is made in consideration of, and is adequately supported by, the agreement of the Company to perform its obligations under this Agreement and by other consideration, which Executive acknowledges constitutes good, valuable and sufficient consideration.
(o)Additional Acknowledgements. Executive acknowledges and agrees that, in the event that Executive becomes subject to any other contractual arrangements with the Company regarding competition with the Company, the restrictive covenants set forth in this Agreement were executed first and shall be deemed supplemented, and in no event diminished or replaced, by such other contractual arrangements.
9.Successors. (a) This Agreement is personal to Executive and without the prior written consent of the Company shall not be assignable by Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of, and be enforceable by, Executive’s legal representatives.
(a)This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.
10.Indemnification. The Company shall indemnify Executive to the maximum extent permitted under applicable law for acts taken within the scope of Executive’s employment and Executive’s service as an officer or director of GrafTech or any of its subsidiaries. To the extent that the Company obtains coverage under a director and officer indemnification policy, Executive will be entitled to such coverage on a basis that is no less favorable than the coverage provided to any other officer or director of GrafTech.
11.Section 409A of the Code.
(a)The intent of the parties is that payments and benefits under this Agreement comply with, or be exempt from, Section 409A of the Code and the regulations and guidance promulgated thereunder (collectively “Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.
(b)Notwithstanding any provision of this Agreement to the contrary, in the event that Executive is a “specified employee” within the meaning of Section 409A (as determined in accordance with the methodology established by the Company as in effect on the Date of Termination) (a “Specified Employee”), any payments or benefits that are considered non-qualified deferred compensation under Section 409A payable under this Agreement on account of a “separation from service” during the six-month period immediately following the Date of Termination shall, to the extent necessary to comply with Section 409A, instead be paid, or provided, as the case may be, on the first business day after the date that is six months following Executive’s “separation from service” within the meaning of Section 409A. For purposes of Section 409A, Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. In no event may Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement that is considered nonqualified deferred compensation, subject to Section 409A.
(c)With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits that are deferred compensation subject to Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year and (iii) such payments shall be made on or before the last day of Executive’s taxable year following the taxable year in which the expense occurred.
12.Complete Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein, and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto in respect of the subject matter contained herein (including, without limitation, the Prior Agreement).
13.Miscellaneous. (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio, without reference to principles of conflict of laws. Executive agrees that the state and federal courts located in the State of Ohio shall have jurisdiction in any action, suit or proceeding against Executive based on or arising out of this Agreement and Executive hereby: (i) submits to the personal jurisdiction of such courts; (ii) consents to service of process in connection with any action, suit or proceeding against Executive; and (iii) waives any other requirement (whether imposed by statute, rule of court or otherwise) with respect to personal jurisdiction, venue or service of process. During the Switzerland Service Period and provided that Executive’s employment ended while still based in Switzerland (i.e., prior to Executive’s relocation to the United States), thereafter, the courts at Executive’s habitual place of work shall also have such jurisdiction. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.
(a)All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, or nationally-recognized overnight courier service, postage prepaid, addressed as follows:
If to Executive:    At the most recent address
on file at the Company.
If to the Company:    982 Keynote Circle
        Brooklyn Heights, Ohio 44131
        Attention: Chief Legal Officer and Corporate Secretary

or to such other address as either party shall have furnished to the other in writing in accordance herewith (including via electronic mail). Notice and communications shall be effective when actually received by the addressee.

(c)    The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.
(d)    The Company, its subsidiaries and affiliates may withhold from any amounts payable under this Agreement such federal, state, local or foreign taxes or social security charges as shall be required to be withheld pursuant to any applicable law or regulation. None of the Company, its subsidiaries or affiliates guarantees any tax result with respect to payments or benefits provided hereunder. Executive is responsible for all taxes owed with respect to all such payments and benefits.
(e)    Subject to any limits on applicability contained therein, Section 8 of this Agreement shall survive and continue in full force in accordance with its terms notwithstanding any termination or expiration of the Employment Period.
(f)    During Executive’s employment with the Company and thereafter, Executive will provide reasonable assistance to the Company in litigation and regulatory matters that relate to events that occurred during Executive’s Employment Period with the Company and its predecessors, and will provide reasonable assistance to the Company with matters relating to its corporate history from the period of Executive’s employment with it or its predecessors. Executive will be entitled to reimbursement of reasonable out-of-pocket travel or related costs and expenses relating to any such cooperation or assistance that occurs following the Date of Termination.
(g)    This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.
(h)    Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right Executive or the Company may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.
(i)    With respect to any controversy or claim arising out of or relating to or concerning injunctive relief for Executive’s breach or purported breach of Section 8 of this Agreement, the Company shall have the right, in addition to any other remedies it may have, to seek specific performance and injunctive relief with a court of competent jurisdiction, without the need to post a bond or other security.
(j)    The Company represents and warrants to Executive that (i) it has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder, (ii) this Agreement has been duly authorized by both the Board and the Company’s board of directors in all respects, including the execution, delivery and performance of this Agreement on behalf of the Company, (iii) the undersigned officer of the Company executing this Agreement on behalf of the Company is duly empowered with all requisite authority to execute this Agreement on behalf of the Company, and (iv) assuming the due execution and delivery hereof by Executive, this Agreement constitutes the legal, valid and enforceable obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, and similar laws affecting creditors’ rights generally and by general principles of equity.
14.Other Acknowledgements. This Agreement and GrafTech and its subsidiaries’ obligations hereunder are subject to, and conditional upon, Executive reasonably and promptly obtaining any required passport, visa, resident and/or work permits and any related documents for both Switzerland and the United States, as applicable, and Executive making himself aware of, and ensuring compliance with, the Company’s employment practices and legal regulations to Executive for working in either Switzerland and the United States. The Parties will use their reasonable efforts to obtain any required visa, resident and/or work permit that will allow Executive to relocate to the Cleveland, Ohio area as soon as practicable and by March 31, 2024 or such later date as required by law. During Executive’s employment with the Company, Executive shall notify the Company immediately if any circumstances arise that may affect Executive’s immigration status or permission to continue to be based and work in Switzerland and/or the United States, as applicable. The Company may require Executive to provide proof of Executive’s eligibility to work in Switzerland and the United States, as applicable, and reserves the right to immediately terminate Executive’s employment if, for any reason, Executive is no longer entitled to reside or work in Switzerland or the United States, as applicable. Further, nothing in this Agreement prevents Executive from providing, without prior notice to the Company, information to governmental authorities regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities regarding possible legal violations.
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IN WITNESS WHEREOF, Executive and the Company have executed this Agreement on the date first above written.
EXECUTIVE

/s/ Marcel Kessler
MARCEL KESSLER

COMPANY
GRAFTECH INTERNATIONAL HOLDINGS INC.

By	/s/ Timothy K. Flanagan
                         Name: Timothy K. Flanagan
Title: President and Treasurer

Signature Page to Amended and Restatement Employment Agreement

Exhibit A

Methodology for Determining Any Tax Reimbursement Payment

Tax Reimbursement Payment
equals
Aggregate actual U.S. Tax Liability, plus Swiss Tax Liability, plus third-country Tax Liability on GrafTech Income during the Switzerland Service Period for 2022, 2023 and 2024 (if applicable)
minus
0.5 times the GrafTech Income during
the Switzerland Service Period for 2022, 2023 and 2024 (if applicable)
times

Whereby
•GrafTech Income for a tax year is the sum of Executive’s actually paid Annual Base Salary for such year + allowances for such year (as reasonably determined by Executive and the Company) + Annual Incentive Award for such year + value of Executive’s vesting restricted stock units for such year.
•The U.S. Tax Liability for a tax year is the amount equal to Executive’s U.S. Federal, state and local income tax payments and Social Security taxes and Medicare taxes withheld.
•The Swiss Tax Liability for a tax year is the amount equal to Executive’s Switzerland income tax payments and Social Security deductions (and excludes mandatory pension plan contributions).
•The third-country Tax Liability for a tax year is the amount equal to Executive’s incremental income tax payments in other jurisdictions.
•The Tax Rate is based on the full-year aggregate U.S. Tax Liability, Swiss Tax Liability, and third-country Tax Liability on GrafTech Income for 2023, as reasonably determined by the Company and Executive.